                                   EXHIBIT 11

                              VORNADO REALTY TRUST

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                           THREE MONTHS ENDED                     SIX MONTHS ENDED
                                      -----------------------------       -----------------------------
                                        JUNE 30,          JUNE 30,          JUNE 30,          JUNE 30,
                                          1996              1995              1996              1995
                                      -----------       -----------       -----------       -----------
Weighted average number of
        shares outstanding             24,286,981        23,344,514        24,280,517        22,515,286

Common share equivalents for
        options after applying
        treasury stock method             178,364           164,239           184,405           171,848
                                      -----------       -----------       -----------       -----------
Weighted Average Number of
        Shares and Common Share
        Equivalents Outstanding        24,465,345        23,508,753        24,464,922        22,687,134
                                      ===========       ===========       ===========       ===========

Net income                            $15,120,000       $13,185,000       $31,042,000       $25,022,000
                                      ===========       ===========       ===========       ===========

Net Income Per Share                  $       .62       $       .56       $      1.27       $      1.10
                                      ===========       ===========       ===========       ===========

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